Exhibit 99.1

FOR IMMEDIATE RELEASE August 19, 2010	Investor Contact: Martie Edmunds Zakas Sr. Vice President - Strategy, Corporate Development &
Communications 770-206-4237 mzakas@muellerwp.com Media Contact: John Pensec Director - Corporate Communications & Public Affairs
770-206-4240 jpensec@muellerwp.com

Mueller Water Products, Inc. Announces Pricing of $225 Million

of 8 3/4% Senior Notes Due 2020

ATLANTA - Mueller Water Products, Inc. (NYSE: MWA) today announced that it has priced the previously announced offering of $225 million aggregate principal amount of 8 3/4% senior notes due 2020 at an issue price of 98.37 percent of par. The Company intends to use the net proceeds from the offering of the notes, together with cash on hand and amounts to be borrowed under a new credit facility, to repay amounts outstanding under the Company’s existing credit facilities and to pay related fees and expenses. The Company expects closing to occur on or about August 26, 2010.

The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Safe Harbor Statement

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	the demand level of manufacturing and construction activity;

•	our ability to service our debt obligations; and

•	the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K.

1200 Abernathy Road, N.E. | Suite 1200 | Atlanta, GA 30328

www.muellerwaterproducts.com

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we file this press release, except as required by law.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. manufactures and markets products and services that are used in the transmission and distribution of safe, clean drinking water and in water treatment facilities. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the residential and non-residential construction industries. With latest 12 months net sales through June 30, 2010 of $1.4 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 5,000 people. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol MWA.

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